Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated November 29, 2021 with respect to the audited financial statements of Arago Acquisition Corp. (“the Company”) as of October 31, 2021, and the related statements of operation, changes in stockholders’ equity and cash flow for the period from September 23, 2021 (inception) through October 31, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

May 6, 2022